Exhibit 99.1

GSI Group Announces Preliminary Third Quarter and Nine Month Results

BEDFORD, MA November 18, 2010—GSI Group Inc. (Pink Sheets: LASR.PK) (the “Company” or “GSI”) today announced its preliminary consolidated operating results and bookings, for the third quarter and first nine months ended October 1, 2010.

During the third quarter of 2010, GSI generated sales of $90.9 million, compared to $55.1 million for the third quarter of 2009. Sales for the third quarter of 2010 and 2009 include $1.4 million and $2.4 million, respectively, of sales that had been deferred from orders placed by semiconductor systems customers prior to 2009, but that had not been recognized in the period in which the order was shipped due to previously undelivered elements or unresolved commitments. The revenue related to these orders was recognized in the applicable third quarter of 2010 or 2009 when the final deliverables or commitments were resolved. The Company had a net loss of $1.1 million, or $0.01 per diluted share, during the third quarter of 2010, an improvement from a net loss of $13.0 million, or $0.27 per diluted share, in the third quarter of 2009. During the third quarter of 2010, the Company generated Adjusted EBITDA of $15.3 million, compared to $4.2 million for the third quarter of 2009. For an explanation of our definition of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to our net loss, see “Reconciliation of Net Loss to Adjusted EBITDA” below.

For the first nine months of 2010, GSI generated sales of $291.2 million, compared to $181.9 million for the first nine months of 2009. Sales for the first nine months of 2010 and 2009 include $42.4 million and $28.6 million, respectively, of sales that had been deferred from orders placed by semiconductor systems customers prior to 2009, but that had not been recognized in the period in which the order was shipped due to previously undelivered elements or unresolved commitments. The revenue related to these orders was recognized in the applicable periods of 2010 and 2009 when the final deliverables or commitments were resolved. The Company had a net loss of $0.3 million, or $0.01 per diluted share, during the first nine months of 2010 compared to a net loss of $39.6 million, or $0.83 per diluted share, for the first nine months of 2009. For the first nine months of 2010, the Company generated Adjusted EBITDA of $57.9 million, compared to $15.1 million for the first nine months of 2009.

Bookings and Backlog

The Company also announced that its bookings for the third quarter ended October 1, 2010 were approximately $85 million, compared to bookings of approximately $100 million in the second quarter of 2010 and approximately $60 million in the third quarter of 2009. At October 1, 2010, the Company’s consolidated backlog was approximately $96 million compared to $100 million at the end of the second quarter of 2010. Bookings and backlog will not necessarily result in shipments or sales, as they are subject to termination or cancellation under certain circumstances.

Cash and Debt

At October 1, 2010, the Company had cash and cash equivalents of approximately $53.9 million and long-term debt of $107.0 million due in 2014. Common shares issued and outstanding at October 1, 2010 totaled 100,026,395.

The Company’s independent registered accountants have not completed their review of these preliminary operating results and related balance sheet data; consequently, the results are subject to change as a result of their review. The Company intends to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, July 2 and October 1, 2010 prior to December 31, 2010.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink OTC Markets Inc. (LASR.PK).

More information about GSI is available on the company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s ability to be positioned for growth and flexibility well into the future; the Company’s belief that its financial results reflect growth in demand for its products and improvement in its business and operations; the Company’s optimism regarding its prospects for the future; and other statements that are not historical facts.

These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the potential adverse impact of the Company’s recently completed Chapter 11 bankruptcy proceedings on the Company’s business, financial condition or results of operations; the potential adverse impact of the SEC’s formal investigation relating to its review of the Company’s accounting practices and the restatement of the Company’s historical consolidated financial statements; the highly unpredictable nature of the semiconductor and electronics materials processing industry; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the Company’s ability to grow and increase profitability; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; the effects of competition; the Company’s ability to identify and hire permanent senior management; the Company’s failure to identify and manage weaknesses in internal controls; the Company’s ability to complete its restatement and complete and file its delayed periodic reports with the SEC and its ability to file timely with the SEC in the future; and the incurrence of additional material obligations as part of the Chapter 11 restructuring. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Nine Months Ended October 1, 2010 and October 2, 2009

(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$90,895	$55,067	$291,247	$181,879
Cost of goods sold	50,772	32,768	164,564	111,528

Gross profit	40,123	22,299	126,683	70,351

Operating expenses:
Research and development and engineering	7,260	6,472	22,024	21,473
Selling, general and administrative	21,337	14,840	56,773	44,279
Amortization of purchased intangible assets	1,108	1,438	3,362	4,658
Restructuring, restatement related costs and other	336	3,410	2,015	14,800
Pre-petition and post-emergence bankruptcy professional fees	481	2,222	481	4,172

Total operating expenses	30,522	28,382	84,655	89,382

Income (loss) from operations	9,601	(6,083)	42,028	(19,031)
Interest income	20	38	70	267
Interest expense	(4,424)	(7,105)	(15,979)	(21,336)
Foreign exchange transaction gains (losses)	(449)	239	(186)	(1,102)
Other income (expense), net	410	(745)	2,096	(583)

Income (loss) from continuing operations before reorganization items and income taxes	5,158	(13,656)	28,029	(41,785)
Reorganization items	(5,909)	—	(26,156)	—

Income (loss) from continuing operations before income taxes	(751)	(13,656)	1,873	(41,785)
Income tax provision (benefit)	426	(739)	2,199	(2,395)

Loss from continuing operations	(1,177)	(12,917)	(326)	(39,390)
Loss from discontinued operations, net of tax	—	—	—	(132)

Consolidated net loss	(1,177)	(12,917)	(326)	(39,522)
Less: Net income (loss) attributable to non-controlling interest	29	(49)	(23)	(44)

Net loss attributable to GSI Group Inc.	$(1,148)	$(12,966)	$(349)	$(39,566)

Net loss attributable to GSI Group Inc. per common share— basic and diluted	$(0.01)	$(0.27)	$(0.01)	$(0.83)

Weighted average common shares outstanding— basic and diluted	88,651,633	47,822,133	61,420,185	47,715,172

GSI GROUP INC.

Reconciliation of Net Loss to Adjusted EBITDA*

(In thousands of U.S. dollars)

Adjusted EBITDA (as defined below) is a non-GAAP financial measure. Management believes this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s operating results because it excludes amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the Company, as well as non-cash share-based compensation. Management believes Adjusted EBITDA allows it to readily view operating trends and perform analytical comparisons. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis. While management believes this non-GAAP financial measure provides useful information, it is not a measure of financial performance or liquidity under U.S. GAAP, and therefore, it should not be considered in isolation from, or as a substitute for, other GAAP financial measures such as income (loss) from operations or net loss.

	Three Months Ended		Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to GSI Group, Inc.	$(1,148)	$(12,966)	$(349)	$(39,566)
Interest expense, net of interest income	4,404	7,067	15,909	21,069
Income taxes	426	(739)	2,199	(2,395)
Depreciation and amortization	4,156	4,240	11,661	13,505
Share-based compensation	674	420	1,764	1,746
Reorganization items (net), restructuring costs, restatement costs & other non-recurring costs	6,726	5,632	28,652	18,972
Loss from discontinued operations	—	—	—	132
Other	39	506	(1,910)	1,685

Adjusted EBITDA	$15,277	$4,160	$57,926	$15,148

*	Reconciliation of a GAAP to a non-GAAP financial measure.

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net loss attributable to GSI Group, Inc. before deducting interest expense, net of interest income, income taxes, depreciation, amortization, non-cash share-based compensation and other non-operating charges, including reorganization items, restructuring costs, restatement costs and other non-recurring items. Reorganization items, restructuring costs and restatement costs include costs incurred in connection with the Company’s 2009 bankruptcy filing, the filing of the joint Chapter 11 plan of reorganization, administration of the bankruptcy, confirmation of the plan of reorganization and the debt restructuring and the review and investigation of revenue transactions examined in connection with the restatement of the Company’s previously issued financial statements. Where outside professionals provided both services typically provided by employees as well as services defined above, the Company has allocated the expenses partially as operating costs and partially as reorganization costs, reorganization items and restatement costs. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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